Exhibit 99.1

Schlumberger Issues Venezuela Operations Update

LONDON, April 12, 2016—Schlumberger Limited (NYSE:SLB) announced today that it will reduce its activity in Venezuela to align operations with cash collections. This measure is a result of insufficient payments received in recent quarters and a lack of progress in establishing new mechanisms that address past and future accounts receivable.

Schlumberger appreciates the efforts of its main customer in the country to find alternative payment solutions and remains fully committed to supporting the Venezuelan exploration and production industry. However, Schlumberger is unable to increase its accounts receivable balances beyond their current level.

The reduction in activity levels will take place over the current month and will be made in close coordination with all customers in Venezuela to continue servicing those customers with available cash flow, while allowing for a safe and orderly wind down of operations for others.

Additionally, Schlumberger reaffirms its first-quarter revenue guidance of approximately $6.5 billion.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management, and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 95,000 people representing over 140 nationalities and working in more than 85 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston, London and The Hague, and reported revenues of $35.47 billion in 2015. For more information, visit www.slb.com.

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For additional information, contact:

Investors

Simon Farrant – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Tel +1 (713) 375-3535

investor-relations@slb.com

Media

Joao Felix – Schlumberger Limited, Director of Corporate Communication

Tel: +1 713 375 3494

communication@slb.com